Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Montage Resources Corporation filed under the Securities Act of 1933, as amended, of our reports dated December 7, 2018 and January 24, 2017, with respect to estimates of reserves and future revenue of Eclipse Resources I, LP, as of December 31, 2017 and December 31, 2016, respectively. We also hereby consent to the incorporation by reference of all references to our firm and information from our reports dated December 7, 2018 and January 24, 2017 included in the Annual Report on Form 10-K of Montage Resources Corporation for the fiscal year ended December 31, 2018, which is incorporated by reference in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

June 6, 2019